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

Seligman                                                              July 2005
     HIGH - YIELD BOND FUND

An investment in Seligman High-Yield Bond Fund involves risks, including the risk of loss of principal. Fixed-income securities are subject to interest-rate risk, credit risk, prepayment risk, and market risk. High-yield bonds are subject to greater risk of loss of principal and interest than higher-rated investment grade bonds. Purchasers should carefully assess the risks associated with an investment in the Fund. The Fund is actively managed and holdings are subject to change.

The views and opinions expressed are those of the commentator as of the date stated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

The listing of any securities herein should not be construed as a recommendation to buy or sell any issue. It should not be assumed that any of the securities or holdings discussed were or will prove to be profitable, or that investment recommendations or decisions we make in the future will be profitable or will equal the investment performance of the securities discussed herein.

                          --------------------------
                                NOT FDIC INSURED
                          --------------------------
                               NOT BANK GUARANTEED
                          --------------------------
                                 MAY LOSE VALUE
                          --------------------------

      An Interview with Eric Misenheimer, Leader of the Seligman High-Yield Team

[PHOTO]

      On June 20, 2005, the Board of Trustees of Seligman High-Yield Bond Fund approved proposals to change the Fund's investment objective and investment strategy. These proposals are subject to shareholder approval. A shareholder vote has been scheduled for September 27, 2005, and a proxy statement has been mailed to shareholders of record as of July 5, 2005. A supplement to the prospectus, which contains a summary of the proposed changes, has been provided to you and is also available at www.seligman.com. The following commentary reflects the proposed changes with respect to the Fund's objective and strategy.

You recently took over as Portfolio Manager of Seligman High-Yield Bond Fund. What is your approach to high-yield investing?

Eric Misenheimer: With high-yield investing, I believe that portfolio design must be a combination of both top-down and bottom-up approaches. Top-down allows consideration of macro-economic trends, with our analysis of economic and business cycles driving our sector and credit quality allocations. Bottom-up analysis looks to identify those companies that we believe will most fundamentally benefit from the trends.

What goes into selecting securities for the Fund?

EM: We are very credit-fundamental based. Although we will utilize outside research, our credit analysis and resulting opinions are very independent of Wall Street. I'm a CPA and hold the CFA designation; I draw on this background to work with the analysts, similarly qualified, to investigate to the best of our abilities a company's foundation. As bondholders, basically, we want to know that a company can pay its bills. We look at cash flow generation and operating margins quantitatively, while on a qualitative basis we consider the quality of management and strength of the business model/competitive positioning.

           "We believe the current backdrop for the high-yield market is favorable. Fundamentals are perhaps as strong as ever."

                     Eric Misenheimer, Portfolio Manager and
                       Leader of Seligman High-Yield Team

The Fund's Board has recently approved proposals to modify the Fund's objectives and investment strategies. What are the changes, and how will it help you manage the portfolio?

EM: I think the changes, if approved by shareholders, are going to help us better serve our shareholders by giving us greater flexibility. The proposed change in objective does two things. First, it changes the primary objective to produce "maximum" current income to one that "seeks a high level of" current income. This approach permits high-yielding but speculative investments to be avoided, which is more appropriate for long-term investors. Second, it allows us to consider the potential for capital appreciation when making investments, not just high current income. The proposed change in the Fund's investment strategies gives us the flexibility to invest our portfolio in a variety of high-yield securities, as opposed to the current focus on high-yield corporate bonds. This means we can choose among a wide range of other high-yielding instruments, including preferred stock, convertible debt, and emerging market debt.

In addition to giving us greater strategic flexibility, these changes will also bring our objectives and strategies in line with most of our peers.

With this added flexibility, how much will you focus on capital appreciation?

EM: I think it's important to remember that, historically, high-yield bond market returns have come almost entirely from the coupon --the interest paid on the bonds. Over time, only a small amount of total return comes from capital appreciation. In fact, more often I've found that market price fluctuations can sometimes distort returns to the down side. Understanding this volatility and minimizing it is part of the portfolio manager's job, as well as being prepared to take advantage of opportunities for capital appreciation when they do arise.

This will be reflected in our portfolio construction. Currently, we expect most of the portfolio will be invested in traditional high-yield bonds to generate high current income. We will then overlay that with an opportunistic total return strategy, making tactical investments we believe are appropriate to the market at the time. We believe this approach will allow us to take advantage of capital appreciation opportunities while protecting the core portfolio from excess market volatility.

In what other ways will you manage risk?

EM: As one measure of risk, we monitor the portfolio versus the index. We are benchmark aware, but we are not followers. Depending on our analyses, we will overweight and underweight sectors versus the benchmark within reasonable bounds. Also, there may be securities that are three or four percent of the index -- the recently downgraded General Motors may be up to six percent. In general, however, we will avoid having more than three percent exposure to any single security.

We manage risk mainly through diversification. From my standpoint right now, diversification is more important than ever. In the current environment we've got around 150 names in the portfolio. Maybe in the best of times it might be 100 or 120, but in this cycle, especially with the way the market is penalizing for bad news, bonds can fall quickly and dramatically. So we believe being well-diversified is prudent.

Another source of risk is the liquidity of a bond --i.e., the ability to buy and sell a security reasonably easily. In the current market environment, we believe bond issues of at least $175 million generally offer adequate liquidity

Of course the biggest news currently in high-yield is still the downgrade of General Motors and Ford debt from investment-grade to high-yield status. How has it affected the market?

EM: There had already been a lot of noise around the potential for these downgrades beginning early in the year, but around the middle of April the market really started to price in the downgrades.

The eventual downgrade early in May was not catastrophic, but in reaction, the capital market basically re-priced risk. And through mid-May, we saw a lot of devaluations in our market, both from a yield-spread basis and also, obviously, on a market price basis.

But later in May, the market rallied. What triggered the turnaround?

EM: You have to remember that, despite its current trouble, GM is still a mega-cap diversified company with a great deal of cash resources and other liquidity options -- not by any means in danger of imminent default. So when their bond prices fell to valuations more in line with the distressed part of the market, investors saw an opportunity. By mid-May, the consensus was that the auto sector was oversold and that it was an opportunistic time to buy GM debt. The subsequent rally in GM issues helped lift the overall high-yield market.

Do you think this may be the beginning of another positive high-yield cycle?

EM: I can't predict where the market will go from here, although we believe the current backdrop for the high-yield market is favorable. Fundamentals are perhaps as strong as ever. The current default rate, as measured by Moody's, is just over two percent. That's as low as we've seen since 1991. Corporate earnings are strong. Merger and acquisition activity is up. Indications are that the economy is continuing to grow steadily. From a valuation standpoint, spreads to Treasuries are back to near the 10-year historical average and, we believe, very much in line with a stable-to-improving economic cycle. From a total return standpoint, I'm optimistic that the market will end the year in positive territory. In this environment, I think most of that return is going to be from the coupon. We don't expect the kind of high-yield gains experienced in the market in 2003.

Seligman High-Yield Bond Fund
Class A: SHYBX  o Class B: SBBHX  o Class C: SHCCX

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 6/30/05
--------------------------------------------------------------------------------

                                       1 Year           5 Year           10 Year     Inception Date
Class A   without sales charges        8.15%            (0.81)%           3.06%          3/11/85
Class A   with sales charges           2.99             (1.78)            2.55           3/11/85
Class B   without CDSC                 7.68             (1.54)            1.31*          4/22/96
Class B   with CDSC                    2.68             (1.79)              --           4/22/96
Class C   without sales charges        7.67             (1.53)           (1.89)*         5/27/99
Class C   with sales charges           5.74             (1.73)           (2.05)*         5/27/99
Class D                                6.67             (1.53)            2.31           9/21/93
Class R                                7.20                --             8.49*          4/30/03

* Since inception.

--------------------------------------------------------------------------------
IMPORTANT PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

Performance data quoted herein represents past performance. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance data quoted. Total returns of the Fund as of the most recent month-end will be made available at www.seligman.com by the seventh business day following that month-end. If used after September 30, this material must be accompanied by the most recent quarterly fact sheet for Seligman High-Yield Bond Fund.

Return figures reflect any change in price per share, and assume the reinvestment of dividends and capital gain distributions, if any. Effective June 1, 2004 through May 31, 2006, Seligman has agreed to reduce its management fee by 5 basis points (0.05%) per annum. Absent such waiver, returns would have been lower. Return figures for Class A shares are calculated without and with the effect of the initial 4.75% maximum sales charge. Returns for Class B shares are calculated without and with the effect of the maximum 5% contingent deferred sales charge (CDSC), charged only on certain redemptions made within one year of the date of purchase, declining to 1% in the sixth year and 0% thereafter. Since inception returns shown for Class B shares assumes a conversion to Class A shares approximately eight years after inception. Returns for Class C shares are calculated without and with the effect of the maximum 1% initial sales charge, and the 1% CDSC charged only on redemptions made within 18 months of the date of purchase. Returns for Class D and R shares are calculated with the effect of the 1% CDSC, charged only on redemptions made within one year of the date of purchase.

To find out how to make Seligman High-Yield Bond Fund a part of your diversified portfolio, contact your Financial Advisor, or call Seligman Advisors, Inc. at 800-221-2783.

This material is authorized for use only in the case of a concurrent or prior delivery of the offering prospectus for Seligman High-Yield Bond Fund. You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. The prospectus, which contains this and other information about the Fund, should be read carefully before investing.


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                             J. & W. SELIGMAN & CO.
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                                ESTABLISHED 1864
                      100 Park Avenue, New York, NY 10017

TXHY-Int 7-05                             Distributed by Seligman Advisors, Inc.